                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               Nashua Corporation
                (Name of Registrant as Specified In Its Charter)

                               Nashua Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                               NASHUA CORPORATION
                               44 FRANKLIN STREET
                          NASHUA, NEW HAMPSHIRE 03060

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of Nashua Corporation will be held at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire, on April 28, 1995 at 10:00 a.m., for the following purposes:

         1.   To elect a Board of Directors for the ensuing year.

         2. To act upon any other business as may properly be brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 21, 1995, as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

                                          PAUL BUFFUM
                                          Secretary

March 24, 1995









                 IF YOU ARE ENTITLED TO VOTE AT THE MEETING,
                  KINDLY EXECUTE AND MAIL THE ENCLOSED PROXY.

                                PROXY STATEMENT

                                    GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of Nashua Corporation ("Nashua" or the "Company"), a Delaware corporation, whose principal executive offices are located at 44 Franklin Street, Nashua, New Hampshire 03060, for use at the annual meeting of the stockholders of Nashua to be held on April 28, 1995, and at any adjournment thereof. Each proxy executed and returned by a stockholder may be revoked by delivering written notice of such revocation to the Secretary of Nashua or by executing and delivering to the Secretary a proxy bearing a later date at any time at or before the meeting except as to any matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authorization conferred by such proxy. This proxy statement is being mailed to stockholders on or about March 24, 1995.

                               VOTING SECURITIES

     The only outstanding class of voting securities of Nashua is its common stock, each share of which entitles the holder thereof to one vote. Only stockholders of record at the close of business on March 21, 1995, are entitled to vote at the annual meeting and at any adjournment thereof. As of the close of business on such date, there were 6,373,700 shares of its common stock outstanding (excluding 23,870 shares held in Nashua's treasury). The holders of a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, constitute a quorum for the transaction of business.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Pursuant to the bylaws of Nashua, the Board of Directors has fixed at nine the number of directors to be elected at the annual meeting. Nashua's directors are elected annually by the stockholders and hold office until successors are elected and qualified or until death, resignation or removal.

     It is expected that each proxy executed and returned by a stockholder will be voted for the election of the nominees for directors listed below, unless authority to do so is withheld. If, however, any nominee becomes unavailable (which is not now anticipated), the persons named as proxies may, in their discretion, vote for another nominee.

     Under Nashua's bylaws, the affirmative vote of the holders of a majority of the shares of Nashua's common stock entitled to vote held by stockholders present at the meeting in person or by proxy is required for the election of directors. It is believed that, under Delaware law, a vote that is withheld from a particular nominee will be treated as entitled to vote and present and thus have the effect of a negative vote.

     All of the nominees for directors named below are now directors of Nashua.

     The business experience of each nominee for the last five years and the year he first became a director of Nashua are as follows:

                                DIRECTOR
          NAME            AGE    SINCE                       BUSINESS EXPERIENCE
------------------------- ----  --------    -----------------------------------------------------
Joseph A. Baute(a)(b)      67     1984      Mr. Baute was Chairman and Chief Executive Officer of
                                            Markem Corporation (information application systems)
                                            from prior to 1990 until his retirement in 1993. He
                                            is also a Director of Houghton-Mifflin Company, State
                                            Street Bank & Trust Company and Infosoft
                                            International.

                                DIRECTOR
          NAME            AGE    SINCE                       BUSINESS EXPERIENCE
------------------------- ----  --------    -----------------------------------------------------
Sheldon A. Buckler         63     1994      Dr. Buckler was Vice Chairman of the Board of
                                            Polaroid Corporation from prior to 1990 until his
                                            retirement in 1994. He is also a Director of
                                            Commonwealth Energy System, ASECO Corporation, PARLEX
                                            Corporation, Spectrum Information Technologies, Inc.,
                                            Lord Corporation and Speech Systems, Inc.
Richard E. Carter(b)(c)    66     1978(e)   Private investor.
Thomas W. Eagar(c)(d)      45     1993      Professor Eagar has been Professor of Materials
                                            Engineering at the Massachusetts Institute of
                                            Technology (MIT) since prior to 1990 and POSCO
                                            Professor of Materials Engineering since 1993. He has
                                            also been Head of the Department of Materials Science
                                            and Engineering at MIT since January 1995.
Charles S. Hoppin(a)(d)    63     1979      Mr. Hoppin has been a partner in the law firm of
                                            Davis Polk & Wardwell since prior to 1990.
John M. Kucharski(a)(b)    59     1988      Mr. Kucharski has been the Chairman, Chief Executive
                                            Officer and President of EG&G, Inc. (technical and
                                            scientific products and services) since prior to
                                            1990. He is also a Director of New England Electric
                                            System, Eagle Industry Co., Ltd. and State Street
                                            Boston Corporation.
William E. Mitchell        51     1993      Mr. Mitchell has been the Chief Executive Officer of
                                            Nashua Corporation since July 22, 1994 and President
                                            and a Director since September 1, 1993. He was the
                                            Chief Operating Officer of Nashua from September 1,
                                            1993 to July 22, 1994. He was Senior Vice President,
                                            Electronics Sector, of Raychem Corporation from 1991
                                            to 1993 and Senior Vice President, International and
                                            Industrial Sector, from prior to 1990 to 1991. Mr.
                                            Mitchell is also a Director of Rogers Corporation.
James F. Orr III(b)(d)     52     1989      Mr. Orr has been the Chairman, Chief Executive
                                            Officer and President of UNUM Corporation (insurance)
                                            since prior to 1990.
James Brian Quinn(c)(d)    67     1985      Professor Quinn has been the Buchanan Professor of
                                            Management (Emeritus), Amos Tuck School of Business
                                            Administration, Dartmouth College, and President of
                                            James Brian Quinn Associates (consultants) since
                                            prior to 1990. He is also a Director of Spectra, Inc.


---------------

(a) Member of the Audit Committee of Nashua's Board of Directors.

(b) Member of the Executive Salary Committee of Nashua's Board of Directors.

(c) Member of the Nominating Committee of Nashua's Board of Directors.

(d) Member of the Pension Plan Review Committee of Nashua's Board of Directors.

(e) Richard E. Carter was also a Director of Nashua from 1958 until 1975.

                         BOARD OF DIRECTORS COMMITTEES

     Included among the committees of the Board of Directors are standing Audit, Executive Salary and Nominating Committees.

AUDIT COMMITTEE

     The Audit Committee approves the appointment of the independent accountants of the Company, reviews with those accountants the annual audits of the Company's consolidated financial statements and performs such other functions relating to the auditing of the Company as the Committee or the Board may from time to time determine to be appropriate. The Audit Committee held two meetings in 1994.

EXECUTIVE SALARY COMMITTEE

     The Executive Salary Committee reviews executive compensation, sets the Chief Executive Officer's base salary and administers the Management Incentive Compensation Program, the Supplemental Compensation Plan and the Company's stock option and incentive plans. The Executive Salary Committee held six meetings in 1994.

NOMINATING COMMITTEE

     The Nominating Committee makes recommendations to the Board of Directors on the size and composition of the Board, policies involving terms and retirement of directors, candidates for election to the Board and certain other matters. The Nominating Committee will consider potential nominees for election to the Board of Directors recommended by any stockholder provided such recommendation is submitted in writing to the Secretary on or before November 25, 1995 for the 1996 annual meeting. The Nominating Committee held four meetings in 1994.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1994 the Board of Directors held five regular meetings and two special meetings. Except as described below, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served. Professor Quinn attended five out of seven Board meetings and two out of five committee meetings.

                           COMPENSATION OF DIRECTORS

     Directors of Nashua, except employees, receive $15,000 per year and $750 plus expenses for each Board meeting and Board committee meeting attended and are each year awarded options to purchase 1,000 shares of common stock having an exercise price equal to the fair market value for such shares on date of award under the provisions of Nashua's 1993 Stock Incentive Plan. Members of the Audit Committee receive an additional $1,750 annually. In addition, the Company has entered into an agreement with Charles E. Clough, the present Chairman of the Board, for consulting services from July 25, 1994, after his retirement as Chief Executive Officer and as an employee from the Company, through April 30, 1995. Under the agreement, Mr. Clough is paid $300,000 for his services.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     John G. Barnes, a Vice President of the Company who resigned in June 1994, did not file Form 4s to report open market sales between June 23, 1994 and August 29, 1994. Mr. Barnes did file a Form 5 to reflect all 1994 transactions.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation paid to Nashua's six most highly compensated executive officers in 1994 for services rendered to Nashua for the last three fiscal years ending December 31, 1994:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                         ANNUAL COMPENSATION         -------------
                                   --------------------------------     SHARES
   NAME AND PRINCIPAL     FISCAL                      OTHER ANNUAL    UNDERLYING      ALL OTHER
        POSITION           YEAR     SALARY     BONUS  COMPENSATION   OPTIONS/SARS  COMPENSATION(1)
------------------------  ------   --------    -----  -------------  ------------- ----------------
Charles E. Clough.......   1994    $248,816(2)  $ 0     $   1,310(7)          0        $304,454
  Chairman of the Board    1993    $407,692     $ 0     $   2,381(7)     15,000        $130,185
                           1992    $400,003     $ 0     $   2,926(7)     15,000        $123,484

William E. Mitchell.....   1994    $400,000     $ 0     $  33,599(8)     15,000        $  5,033
  President and Chief      1993    $127,692(3)  $ 0     $   1,942(9)     45,000        $  3,528
  Executive Officer

Francis J. Lunger.......   1994    $212,308(4)  $ 0     $ 214,053(10)    23,000        $  4,211
  Vice President and
  Chief Administrative
  Officer

William Luke............   1994    $207,018     $ 0     $     328(7)      6,000        $ 26,805
  Vice President-Finance   1993    $198,438     $ 0     $     925(7)      3,600        $ 26,238
  and Chief Financial      1992    $191,761     $ 0     $   1,913(7)      3,600        $ 25,231
  Officer

John G. Barnes..........   1994    $118,177(5)  $ 0     $     575(7)          0        $114,206
  Former Vice President    1993    $224,991     $ 0     $   1,063(7)      3,600        $  3,667
                           1992    $216,242     $ 0     $     698(7)      3,600        $ 38,727

John J. Montesi.........   1994    $107,328(6)  $ 0     $   1,224(7)          0        $ 86,226
  Former Vice President    1993    $209,280     $ 0     $   1,878(7)      3,600        $  3,763
                           1992    $197,387     $ 0     $   2,351(7)      3,600        $ 44,872


---------------

(1) Includes amounts set aside under the Company's Supplemental Compensation Plan, Company contributions to the Employees' Savings Plan, life insurance income and premiums, separation wages and consulting fees. In 1994, these amounts were (i) as to the Supplemental Compensation Plan - Mr. Mitchell, $253; Mr. Lunger, $125; and Mr. Luke, $23,028; (ii) as to the Employees' Savings Plan - Mr. Clough, $2,500; Mr. Mitchell, $3,100; Mr. Lunger, $3,100; Mr. Luke, $3,100; Mr. Barnes, $2,500; and Mr. Montesi, $2,500; (iii) as to life insurance income and premiums - Mr. Clough, $1,954; Mr. Mitchell, $1,680; Mr. Lunger, $986; Mr. Luke, $677; Mr. Barnes, $584; and Mr. Montesi, $526; (iv) as to separation wages - Mr. Barnes, $111,122 and Mr. Montesi, $83,200; and (v) as to consulting fees - Mr. Clough, $300,000.

(2) Mr. Clough retired from the Company on July 22, 1994.

(3) Mr. Mitchell joined the Company in September 1993.

(4) Mr. Lunger joined the Company in February 1994.

(5) Mr. Barnes resigned from the Company on June 30, 1994.

(6) Mr. Montesi retired from the Company on May 31, 1994.

(7) Includes tax equalization payments on executive medical reimbursement income and executive life insurance premiums.

 (8) Includes tax equalization payments on moving expense reimbursement, executive life insurance premiums and California state disability insurance payments.

 (9) Includes tax equalization payments for executive life insurance and California state disability insurance.

(10) Includes moving expense reimbursement of $129,215 and tax equalization payments of $84,838 on that reimbursement.

STOCK OPTIONS/STOCK APPRECIATION RIGHTS

     The following table sets forth certain information as to options/SARs granted during fiscal 1994 to the individuals listed in the Summary Compensation
Table. In accordance with SEC rules, also shown are the hypothetical gains or "option spreads", on a pre-tax basis, that would exist for the respective options/SARs. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options/SARs were granted over the full option term. To put this data into perspective, the resulting
Nashua stock prices for the grants expiring on February 8, 2004 would be $48.05 at a 5% rate of appreciation and $76.52 at a 10% rate of appreciation, and for the grant expiring on April 22, 2004, $41.94 at 5% and $66.79 at 10%.

                        OPTION/SAR GRANTS IN FISCAL 1994

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION FOR
                                     % OF TOTAL OPTIONS/   EXERCISE OR                       OPTION/SAR TERM
                      OPTIONS/SARS     SARS GRANTED TO     BASE PRICE    EXPIRATION   -----------------------------
NAME                  GRANTED (#)     EMPLOYEES IN 1994     ($/SHARE)       DATE       0%        5%          10%
----                  ------------   -------------------   -----------   ----------   ----    --------     --------
Charles E. Clough....         0                 --                --             --     --          --           --
William E.
  Mitchell...........    15,000(1)           15.6%           $ 25.75      4/22/2004     $0    $242,911     $615,583
Francis J. Lunger....    15,000(2)           15.6%           $ 29.50       2/8/2004     $0    $278,286     $705,231
                          8,000(1)            8.3%           $ 25.75      4/22/2004     $0    $129,552     $328,311
William Luke.........     6,000(1)            6.2%           $ 25.75      4/22/2004     $0    $ 97,164     $246,233
John G. Barnes.......         0                 --                --             --     --          --           --
John J. Montesi......         0                 --                --             --     --          --           --

---------------

(1) These options will become exercisable on April 21, 1995.

(2) These options became exercisable on February 7, 1995.

     The following table sets forth information as to options/SARs exercised in 1994 and unexercised options/SARs held at the end of fiscal 1994, by the individuals listed in the Summary Compensation Table:

                    OPTION EXERCISES IN FISCAL YEAR 1994 AND
                  VALUE OF OPTIONS/SARS AT END OF FISCAL 1994

                                                                                           VALUE OF UNEXERCISED,
                                                             NUMBER OF UNEXERCISED             IN-THE-MONEY,
                                                             OPTIONS/SARS HELD AT               OPTIONS/SARS
                                                                FISCAL YEAR END            AT FISCAL YEAR END (1)
                        SHARES ACQUIRED      VALUE        ---------------------------   ----------------------------
         NAME             ON EXERCISE      REALIZED       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------- ---------------   -----------     -----------   -------------   -----------   --------------
Charles E. Clough......      15,000        $  56,250(2)      95,784              0        $     0           $0
William E. Mitchell....           0        $       0              0         60,000        $     0           $0
Francis J. Lunger......           0        $       0              0         23,000        $     0           $0
William Luke...........           0        $       0         40,800          6,000        $ 6,750           $0
John G. Barnes.........       6,000        $  66,750(3)           0              0        $     0           $0
John J. Montesi........      14,000        $ 169,500(4)           0              0        $     0           $0


---------------

(1) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on December 30, 1994 ($20.50) and the exercise price of the options/SARs.

(2) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on the date of exercise ($23.13) and the exercise price of the options.

(3) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on the date of exercise ($30.50) and the exercise price of the options.

(4) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on the date of exercise ($28.25 as to 4,000 shares and $27.50 as to 10,000 shares) and the exercise price of the options.

PENSION PLAN

     The following table shows estimated annual benefits payable upon retirement under the Nashua Corporation Retirement Plan for Salaried Employees, which includes the individuals listed in the Summary Compensation table:

                           ESTIMATED PENSION BENEFITS

 AVERAGE ANNUAL                              YEARS OF SERVICE
COMPENSATION FROM     --------------------------------------------------------------
 JANUARY 1, 1990                                                            25 OR
  TO RETIREMENT       5 YEARS      10 YEARS     15 YEARS     20 YEARS     MORE YEARS
-----------------     --------     --------     --------     --------     ----------
   $   125,000        $ 13,750     $27,500      $41,250      $55,000       $ 68,750
       250,000          27,500      55,000       82,500      110,000        137,500
       375,000          41,250      82,500      123,750      165,000        206,250
       500,000          55,000     110,000      165,000      220,000        275,000
       625,000          68,750     137,500      206,250      275,000        343,750
       750,000          82,500     165,000      247,500      330,000        412,500
       875,000          96,250     192,500      288,750      385,000        481,250
     1,000,000         110,000     220,000      330,000      440,000        550,000

     Compensation covered by this plan generally refers to total annual cash compensation, including salary and bonus, but excluding certain items such as the value of stock option awards and employer allocations to the Supplemental Compensation Plan and Employees' Savings Plan. As of December 31, 1994, the individuals named in the Summary Compensation Table had the following years of service credited under the plan: Mr. Mitchell, 1 year; Mr. Lunger, .5 years; and Mr. Luke, 11 years. Mr. Clough and Mr. Montesi retired from the Company during 1994 with 33 years and 29 years of service, respectively. Mr. Barnes resigned from the Company during 1994 with 9.5 years of service.

     The estimated annual benefits shown above are subject to an offset for 50% of a participant's primary Social Security benefit. Benefits as shown above, minus the 50% offset for Social Security benefit, are available for participants whose pensions start after reaching age 65. Participants who have five or more years of service are eligible to receive pensions after reaching age 60 and participants who have ten or more years of service are eligible to receive pensions after reaching age 55, but payments are reduced 4.2% per year for each year that they start receiving benefits earlier than at age 65. Payments are further reduced for participants whose credited service began before age 40 and terminate employment with Nashua prior to reaching age 55.

     The Employee Retirement Income Security Act of 1974 places limitations on pensions which may be paid under plans qualified under the Internal Revenue Code. Amounts exceeding such limitations may be paid outside of qualified plans. Nashua has a Supplemental Unfunded Excess Retirement Benefit Plan providing for such amounts for its employees including the six executives named in the compensation table.

CERTAIN TRANSACTIONS AND INDEBTEDNESS

     In conjunction with Mr. Mitchell's relocation from California to New England, the Company granted to Mr. Mitchell an interest-free residential bridge loan in the amount of $500,000 pending the sale of Mr. Mitchell's California home. The bridge loan is secured by junior mortgages on Mr. Mitchell's present and former residences. The Company also guaranteed repayment of a home mortgage loan acquired by Mr. Mitchell in the sum of $1.1 million. The loan matures and the guaranty expires upon the earlier of the sale of Mr. Mitchell's prior residence or January 1997.

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with Messrs. Mitchell, Lunger and Luke in order to ensure their continued service to Nashua in the event of an attempt by a person or group of persons to gain control of Nashua. Such severance agreements provide that upon termination of employment under certain circumstances within three years of a "change in control" as defined in these agreements, the employee would receive severance pay equal to three times the sum of his annual salary and bonus. In addition, if after one year following the "change in control" the executive elects to terminate employment, he would receive the above described severance pay. Additional payments are required in amounts such that after the payment of all taxes, the executive will be in the same after tax position as if no excise tax under Section 4999 of the Internal Revenue Code had been imposed. In addition, the agreements provide for the continuation for specified periods of certain other benefits. In the event that Mr. Mitchell's employment is terminated as a result of a decision by Nashua unrelated to any "change in control" which is involuntary on his part (other than for malfeasance), Nashua has agreed to provide Mr. Mitchell with 36 months of salary continuation commencing when such termination occurs.

EXECUTIVE SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Salary Committee is composed of the non-employee directors listed below. The Committee administers the Management Incentive Compensation Program, the Company's stock option and stock incentive plans and the Company's Supplemental Compensation Plan. Each year the Committee reviews the Chief Executive Officer's performance against objectives and sets the Chief Executive Officer's base salary. The Committee also reviews the performance and the salary levels of the other executives listed in the compensation table and makes decisions regarding the above plans and programs.

     The Committee's compensation policies applicable to the two individuals who served as Chief Executive Officer during 1994 and the other executives listed on the compensation table were as follows for the year 1994:

          Base salaries should be at competitive levels so as to attract and retain well qualified executives. Executive base salaries for 1993 were generally at or near the median base salaries for similar positions in companies with corporate sales ranging generally from $500 million to $1 billion based on survey data of 62 such companies from a national executive compensation consulting firm. None of the companies listed in the photofinishing peer group with respect to the Company's performance graph were included in the survey. The Committee stopped using that consulting firm prior to fixing base salaries for 1994 and thus did not update that survey to 1994. Thus, executive base salaries for 1994 generally remained at or near median base salaries determined through the 1993 survey. Mr. Clough's base salary while he was Chief Executive Officer was 114% of the median base salary of chief executive officers in such survey group; and Mr. Mitchell's base salary as Chief Executive Officer was 114% of the median base salary for chief executives in such survey group.

          Incentive compensation paid in cash should be awarded to support company objectives based on company and division performance during the preceding year. The Company's Management Incentive Compensation Program provides that cash awards may be granted each year by the Committee based on corporate and division performance. For the two individuals who served as Chief Executive Officer during 1994, the Chief Administrative Officer and the Chief Financial Officer, award targets for 1994 were based on the Company's earnings per share. No incentive compensation cash payments were authorized by the Committee to any of the officers listed on the compensation table with respect to 1994 since the predetermined corporate target had not been met.

          Long-term equity-based compensation should be awarded to provide incentive to executives to create value for stockholders and give the executives a substantive ownership interest in the Company's success. With respect to 1994, the Committee's policy was that stock option grants be made on a generally consistent basis for approximately the same number of shares as in the preceding few years. The Committee does not consider the amount of Company stock or the amount and terms of stock options already held by any executive in making its determinations.

          Supplemental life insurance and supplemental retirement payments should be provided for key executives to assist in the attraction and retention of management. The Company's Supplemental Compensation Plan provides for a death benefit after retirement of two times the participant's last annual base salary and a life insurance benefit before retirement of three times the participant's then current base salary, in lieu of the life insurance benefit of two times the participant's then current annual base salary plus bonus payable under the Company's general group life insurance policy. Under this Plan the Company also maintains an account for each participant to provide the participant with supplemental retirement payments. The participant is eligible to receive these payments upon retirement from Nashua Corporation after 5 years of service. Payment amounts will be determined by the value of his account at the time payments commence and prevailing market rates for annuities. The Committee approved the following additional amounts to be set aside for 1994 in the following executives' supplemental retirement accounts: Mr. Mitchell, $253; Mr. Lunger, $125; and Mr. Luke, $23,028.

     The Committee has not yet had occasion to adopt any policy on the tax law disallowing deductions on compensation in excess of $1 million for certain executives of public companies. The Company believes that options granted under its stock option plans are exempt from the limitation and that other compensation expected to be paid during 1995 will be below the compensation limitation.

                                            Executive Salary Committee
                                              James F. Orr III, Chairman
                                              Joseph A. Baute
                                              Richard E. Carter
                                              John M. Kucharski

                               PERFORMANCE GRAPHS

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of the S&P-500 Index and a composite peer group for the five years commencing December 31, 1989 and ending December 31, 1994. The Company selected a peer group because, offering a diverse mix of products and services, it did not believe that published industry or line-of-business indices provided an adequate measure for comparison of the Company as a whole.

     The Company's products and services include facsimile and thermal papers, pressure sensitive labels, specialty papers and tapes, copier and laser printer supplies, photofinishing services, and substrates for computer disks and OPC drums. In constructing a composite peer group, the Company selected published indices to represent various products and, because no published photofinishing index was available, has selected a peer group for that segment. The indices are: for facsimile and thermal papers, pressure sensitive labels, specialty papers and tapes - the S&P Paper and Forest Products Index; for substrates for computer disks and OPC drums - the S&P Computer Systems Index; and for copier and laser printer supplies - the S&P Office Equipment & Supplies Index. As peer companies in the photofinishing segment the Company selected Eastman Kodak Company and Seattle Filmworks, Inc. and weighted them by market capitalization. The Actava Group, Inc., which had been in the 1994 proxy statement group of peer companies, is not included this year because its photofinishing operation was acquired by Eastman Kodak Company. The Company then weighted the three indices and photofinishing peer group in proportion to the 1994 revenues of Nashua's products and services represented by the respective indices and peer group.

      Measurement Period              Nashua Cor-      S & P 500       Composite
    (Fiscal Year Covered)              poration          Index        Peer Group
1989                                    100.00          100.00          100.00
1990                                     99.00           98.00           92.00
1991                                     69.00          128.00          121.00
1992                                     87.00          139.00          128.00
1993                                     86.00          153.00          154.00
1994                                     66.00          154.00          153.00

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares and percentage of Nashua's common stock deemed to be beneficially owned by each director, each executive officer named in the Summary Compensation Table above and by all directors and officers of Nashua as a group, as of March 21, 1995:

                                                    AMOUNT AND NATURE OF       PERCENT OF SHARES
NAME                                                BENEFICIAL OWNERSHIP(a)       OUTSTANDING
----                                                -----------------------    -----------------
John G. Barnes..................................                0                    --
Joseph A. Baute.................................            3,700(b)                  *
Sheldon A. Buckler..............................            1,000                     *
Richard E. Carter...............................           57,430(b)                  *
Charles E. Clough...............................           97,832(c)(h)              1.5
Thomas W. Eagar.................................            2,300(b)                  *
Charles S. Hoppin...............................            4,000(b)                  *
John M. Kucharski...............................            3,300(b)                  *
William Luke....................................           50,341(d)(h)               *
Francis J. Lunger...............................           23,000(e)                  *
William E. Mitchell.............................           16,970(f)(h)               *
John J. Montesi.................................           12,745(h)                  *
Guy W. Nichols..................................            7,000(b)                  *
James F. Orr III................................            5,000(b)                  *
James Brian Quinn...............................            2,629(b)                  *
Directors and Officers as a group
  (20 persons)..................................          326,145(g)(h)              5.1

---------------
                                                                 *  Less than 1%

(a) Information as to the interests of the respective nominees has been furnished in part by them. The inclusion of information concerning shares held by or for their wives or children or by corporations in which they have an interest does not constitute an admission by such nominees of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

(b) Includes 2,000 shares each outside Director (except Mr. Buckler and Mr. Clough) has a right to acquire through the exercise of stock options prior to May 31, 1995.

(c) Includes 15,000 shares Mr. Clough has a right to acquire through the exercise of stock options prior to May 31, 1995.

(d) Includes 46,800 shares Mr. Luke has a right to acquire through the exercise of stock options prior to May 31, 1995.

(e) Shares Mr. Lunger has a right to acquire through the exercise of stock options prior to May 31, 1995.

(f) Includes 15,000 shares Mr. Mitchell has a right to acquire through the exercise of stock options prior to May 31, 1995.

(g) Includes 148,634 shares which the directors and officers of Nashua have the right to acquire through exercises of stock options prior to May 31, 1995.

(h) Includes shares held in trust under the Employees' Savings Plan under which the participating employee has voting power as to the shares in his account. As of December 31, 1994, 2,550 such shares are held in trust for Mr. Clough's account, 970 shares are held in trust for Mr. Mitchell's account, 764 shares are held in trust for Mr. Luke's account, 9 shares are held in trust for
    Mr. Montesi's account and 8,625 shares are held in trust for the accounts of all directors and officers as a group. No director other than Mr. Clough and Mr. Mitchell participates in the Plan.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares and percentage of Nashua's common stock beneficially owned by all persons known to Nashua to be the beneficial owners of more than 5% of its common stock, as of March 21, 1995:

                                                                 AMOUNT AND NATURE    PERCENT OF
                                                                   OF BENEFICIAL     COMMON STOCK
                   NAME OF BENEFICIAL OWNER                          OWNERSHIP       OUTSTANDING
                   ------------------------                      -----------------   ------------
GAMCO Investors, Inc./Gabelli Funds, Inc./Gabelli Performance
  Partnership/Gabelli International Limited(a).................       628,300(b)         9.9%
     655 Third Avenue, New York, NY 10017
GeoCapital Corporation(c)......................................       461,700(d)         7.3%
     767 Fifth Avenue, New York, NY 10153
Bowen, Hanes & Company, Inc.(e)................................       446,200(f)         7.0%
     200 Galleria Parkway, N.W., Atlanta, GA 30339
President and Fellows of Harvard College/
  Harvard Yenching Institute(g)................................       376,000(h)         5.9%
     600 Atlantic Avenue, Boston, MA 02210

---------------
(a) Information is based on a joint Schedule 13D (Amendment No. 4) dated July 20, 1992, furnished by such beneficial owners, which are affiliated with one another.

(b) GAMCO Investors, Inc. owns 318,300 shares, for which it has sole dispositive power. It has sole voting power with respect to 278,300 of these shares. Gabelli Funds, Inc. owns 288,000 shares for which it has shared dispositive power and shared voting power. Gabelli Performance Partnership owns 15,000 shares for which it has sole dispositive power and sole voting power. Gabelli
    International Limited owns 7,000 shares for which it has sole voting and sole dispositive power.

(c) Information is based on Schedule 13G, dated February 9, 1995, furnished by such beneficial owner.

(d) Sole dispositive power.

(e) Information is based on Schedule 13G, dated January 31, 1995, furnished by such beneficial owner.

(f) Sole voting and sole dispositive power.

(g) Information is based on Amendment No. 1 to Schedule 13G dated February 11, 1995, furnished by such beneficial owners, which are affiliated with one another.

(h) President and Fellows of Harvard College owns 368,700 shares, for which it has sole voting and sole dispositive power. Harvard
    Yenching Institute owns 7,300 shares, for which it has sole voting and sole dispositive power.


                            INDEPENDENT ACCOUNTANTS

     Price Waterhouse, Nashua's independent accountants for the year 1994, are also Nashua's independent accountants for the year 1995. Representatives of Price Waterhouse are expected to be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal which is to be included in the proxy materials for the 1996 annual meeting must be received by Nashua on or before November 25, 1995. Such proposals should be directed to Nashua Corporation, 44 Franklin Street, P.O. Box 2002, Nashua, New Hampshire 03061-2002, Attention: Suzanne L. Ansara, Assistant Secretary.

                                 MISCELLANEOUS

     The Board of Directors does not presently know of any other matters to be presented to the annual meeting. If any other matters are brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies on such matters in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

     The cost of solicitation of proxies will be borne by Nashua. In addition to the use of the mails, proxies may be solicited by officers and regular employees of Nashua, without extra compensation, by telephone or by other means of communication. Nashua will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to beneficial owners of common stock.

     Nashua has also retained Morrow & Co., Inc. to aid in the solicitation of proxies by personal interview, or by telephone or by other means of communication. Nashua anticipates that the cost of such service will not exceed $4,500.

     Nashua will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, a copy of Nashua's annual report filed with the Securities and Exchange Commission on Form 10-K for Nashua's fiscal year ended December 31, 1994. Requests for such report should be directed to Nashua Corporation, 44 Franklin Street, P.O. Box 2002, Nashua, New Hampshire 03061-2002, Attention:
Suzanne L. Ansara, Assistant Secretary.

                                          PAUL BUFFUM
                                          Secretary

Nashua, New Hampshire
March 24, 1995

                              NASHUA CORPORATION
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - APRIL 28, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoint(s) FRANCIS J. LUNGER, WILLIAM LUKE and PAUL BUFFUM and each of them attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to vote and act at the annual meeting of the stockholders of Nashua Corporation, to be held at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire, on April 28, 1995 at 10:00 A.M., or any adjournment thereof, upon or in respect of all shares of stock of Nashua Corporation upon or in respect of which the undersigned would be entitled to vote or act, and with all the powers the undersigned would possess, if personally present, upon all matters which may properly come before said meeting as described in the Proxy Statement and Notice dated March 24, 1995, receipt of which is hereby acknowledged.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT; IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

        The Board of Directors recommends a vote FOR all nominees named in Proposal 1.

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

           CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE      /SEE REVERSE SIDE/

       Please mark
/ X /  votes as in
       this example.
NOTE: Signature should be exactly as name appears on imprint. If stock is registered in the names of two or more persons as joint owners, trustees or otherwise, the proxy should be personally signed by each of them or accompanied by proof of authority of less than all to act. In the case of executors, administrators, trustees, guardians and attorneys, unless the stock is registered in their names, proof of authority should accompany this proxy.

1.  Election of Directors
Nominees: Joseph A. Baute, Sheldon A. Buckler, Richard E. Carter, Thomas W. Eagar, Charles S. Hoppin, John M. Kucharski, William E. Mitchell, James F. Orr, III, James Brian Quinn.

                  FOR                WITHHELD
         /   /    ALL         /   /  FROM ALL
               NOMINEES              NOMINEES

/   /___________________________________________
For all nominees except as noted above


                 MARK HERE
                FOR ADDRESS    /    /
                CHANGE AND
                NOTE AT LEFT

PLEASE FILL IN DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POST-PAID RETURN ENVELOPE.


Signature:  _________________________________   Date  _________________________

Signature:  _________________________________   Date  _________________________